Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT

THIS SECOND AMENDMENT TO TERM LOAN CREDIT AGREEMENT (this “Amendment”) is entered into as of November 25, 2020, among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, a New Mexico corporation (the “Borrower”), the Lender party hereto and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement (as defined below).

R E C I T A L S

WHEREAS, the Borrower, the Lender party thereto and the Administrative Agent are parties to that certain Term Loan Credit Agreement, dated as of November 26, 2018 (as amended by that First Amendment to Term Loan Credit Agreement, dated as of October 26, 2020, and as further amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested a modification to the Credit Agreement as described below; and

WHEREAS, the Administrative Agent and the Lender party hereto are willing to agree to such modification and the other provisions contained herein, subject to the terms set forth herein as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Amendment to Credit Agreement. Effective as of the date first written above and subject to the conditions set forth in Section 2 below, the parties hereto agree that the Credit Agreement is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (as so amended, the “Amended Credit Agreement”).

2. Conditions of Effectiveness. This Amendment shall be effective on the date hereof (the “Effective Date”) subject to:

(a) receipt by the Administrative Agent of (i) copies of this Amendment duly executed by the Borrower, the Parent Guarantor, the Administrative Agent and all of the Lenders and (ii) the Administrative Agent’s and its affiliates’ fees and expenses (including reasonable fees and expenses of counsel for the Administrative Agent) due and payable in connection with this Amendment; and

(b) receipt by the Administrative Agent, for the ratable account of the Lenders, of freely available funds for the prepayment of the Loans in an aggregate principal amount of not less than $25,000,000, in accordance with the terms of Section 3.3 of the Credit Agreement, such that after giving effect to such prepayment the aggregate outstanding principal amount of the Loans shall not exceed $65,000,000 (it being understood that (i) any notice requirement with respect to such prepayment pursuant to Section 3.3(ii) shall be deemed to have been timely delivered by the Borrower to the Administrative Agent and (ii) any references to $90,000,000 in the Credit Agreement reflect only the initial commitments and Loans made under the Credit Agreement as of the date thereof and which amount shall have been reduced pursuant to the terms of this clause (b)).

3. Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Amended Credit Agreement and as amended and modified from time to time hereafter. Except as herein specifically agreed, the Amended Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Each party hereto acknowledges and consents to the modifications set forth herein and therein and agrees that, other than as explicitly set forth in Section 1 above, this Amendment does not impair, reduce or limit any of its obligations under the Credit Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Credit Document.

4. Authority/Enforceability. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

5. Representations and Warranties. The Borrower represents and warrants to the Lenders that (a) the representations and warranties of the Borrower set forth in Section 6 of the Amended Credit Agreement are true and correct in all material respects (except to the extent that any such representation and warranty that is qualified by materiality, Material Adverse Effect or Material Adverse Change shall be true and correct in all respects) as of the date hereof, unless they specifically refer to an earlier date, except that all references in Section 6.7 of the Amended Credit Agreement to December 31, 2017 shall be changed to December 31, 2019 for purposes hereof, (b) after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default, and (c) it has no claims, counterclaims, offsets, credits or defenses to its obligations under the Credit Documents, or to the extent it has any, they are hereby released in consideration of the Lender party hereto entering into this Amendment.

6. No Conflicts. The Borrower represents and warrants that the execution and delivery of this Amendment, the consummation of the transactions contemplated herein and in the Credit Agreement (before and after giving effect to this Amendment), and the performance of and compliance with the terms and provisions hereof by the Borrower will not (a) violate, contravene or conflict with any provision of its articles or certificate of incorporation, bylaws or other organizational or governing document, (b) violate, contravene or conflict with any law, rule, regulation (including, without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to the Borrower, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Borrower is a party or by which it or its properties may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to the Borrower’s properties.

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7. Acknowledgement of the Parent Guarantor. The Parent Guarantor hereby acknowledges and agrees to the terms of this Amendment.

8. Counterparts/Telecopy. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, including both paper and electronic counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person. This Amendment may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper hereof which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION,
a New Mexico corporation

	By:	/s/ Joseph D. Tarry
Name: Joseph D. Tarry
Title: President and Chief Executive Officer
PARENT GUARANTOR:

PNM RESOURCES, INC.,
a New Mexico corporation

	By:	/s/ Michael P. Mertz
Name: Michael P. Mertz
Title: Vice President and Treasurer

LENDER:
KEYBANK NATIONAL ASSOCIATION
as a Lender and as Administrative Agent

	By:	/s/ Keven D. Smith
Name: Keven D. Smith
Title: Senior Vice President

EXHIBIT A

AMENDED CREDIT AGREEMENT

~~Conformed through Amendment No. 1 dated October 26, 2020~~

CONFORMED VERSION

$90,000,000

TERM LOAN CREDIT AGREEMENT

among

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION,

as the Borrower

and

KEYBANK NATIONAL ASSOCIATION,

as Lender and Administrative Agent

DATED AS OF NOVEMBER 26, 2018

KEYBANC CAPITAL MARKETS INC.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page
SECTION 1 DEFINITIONS AND ACCOUNTING TERMS		1

1.1	Definitions	1
1.2	Computation of Time Periods and Other Definitional Provisions	~~18~~24
1.3	Accounting Terms/Calculation of Financial Covenant	~~19~~24
1.4	Time	~~19~~25
1.5	Rounding of Financial Covenant	~~19~~25
1.6	References to Agreements and Requirement of Laws	~~20~~25
1.7	Rates	25

SECTION 2 CREDIT FACILITY		~~20~~26

2.1	Loans	~~20~~26
2.2	Continuations and Conversions	~~21~~26
2.3	Minimum Amounts	~~21~~27
2.4	[Reserved]	~~21~~27
2.5	[Reserved]	~~21~~27
2.6	Evidence of Debt	~~21~~27

SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS		~~22~~27

3.1	Interest	~~22~~27
3.2	Payments Generally	~~22~~28
3.3	Prepayments	~~24~~29
3.4	[Reserved]	~~24~~30
3.5	Payment in full at Maturity	~~24~~30
3.6	Computations of Interest and Fees	~~24~~30
3.7	Pro Rata Treatment	~~25~~30
3.8	Sharing of Payments	~~25~~31
3.9	Capital Adequacy	~~26~~32
3.10	~~Eurodollar Provisions~~ Successor LIBOR Rate Index	~~26~~32
3.11	Illegality	~~26~~33
3.12	Changes in Law; Reserves on Eurodollar Loans	~~27~~34
3.13	Taxes	~~27~~34
3.14	Compensation	~~31~~38
3.15	Determination and Survival of Provisions	~~31~~38
3.16	Designation of a Different Lending Office	~~31~~38
3.17	Extension of Maturity Date	39

SECTION 4 CONDITIONS PRECEDENT TO CLOSING		~~32~~39

4.1	Closing Conditions	~~32~~39

SECTION 5 CONDITIONS TO ALL EXTENSIONS OF CREDIT		~~34~~42

5.1	Funding Requirements	~~34~~42

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SECTION 6 REPRESENTATIONS AND WARRANTIES		~~35~~42

6.1	Organization and Good Standing	~~35~~43
6.2	Due Authorization	~~35~~43
6.3	No Conflicts	~~35~~43
6.4	Consents	~~36~~43
6.5	Enforceable Obligations	~~36~~43
6.6	Financial Condition	~~36~~44
6.7	No Material Change	~~36~~44
6.8	No Default	~~36~~44
6.9	Litigation	~~37~~44
6.10	Taxes	~~37~~44
6.11	Compliance with Law	~~37~~45
6.12	ERISA	~~37~~45
6.13	Use of Proceeds; Margin Stock	~~38~~46
6.14	Government Regulation	~~38~~46
6.15	Solvency	~~38~~46
6.16	Disclosure	~~38~~46
6.17	Beneficial Ownership	~~39~~46
6.18	Environmental Matters	~~39~~46
6.19	[Reserved]	~~39~~47
6.20	Anti-Corruption Laws and Sanctions	~~39~~47
6.21	~~EEA~~Affected Financial Institutions	~~39~~47

SECTION 7 AFFIRMATIVE COVENANTS		~~39~~47

7.1	Information Covenants	~~39~~47
7.2	Financial Covenant	~~42~~49
7.3	Preservation of Existence and Franchises	~~42~~49
7.4	Books and Records	~~42~~50
7.5	Compliance with Law	~~42~~50
7.6	Payment of Taxes and Other Indebtedness	~~43~~50
7.7	Insurance	~~43~~51
7.8	Performance of Obligations	~~43~~51
7.9	Use of Proceeds	~~43~~51
7.10	Audits/Inspections	~~43~~51
7.11	Ownership of Certain Subsidiaries	~~44~~51

SECTION 8 NEGATIVE COVENANTS		~~44~~51

8.1	Nature of Business	~~44~~52
8.2	Consolidation and Merger	~~44~~52
8.3	Sale or Lease of Assets	~~44~~52
8.4	Affiliate Transactions	~~45~~52
8.5	Liens	~~45~~52
8.6	Accounting Changes	~~46~~54

SECTION 9 EVENTS OF DEFAULT		~~46~~54

9.1	Events of Default	~~46~~54
9.2	Acceleration; Remedies	~~48~~56
9.3	Allocation of Payments After Event of Default	~~49~~57

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SECTION 10 AGENCY PROVISIONS		~~50~~57

10.1	Appointment and Authority	~~50~~57
10.2	Rights as a Lender	~~50~~57
10.3	Exculpatory Provisions	~~50~~58
10.4	Reliance by Administrative Agent	~~51~~58
10.5	Delegation of Duties	~~51~~59
10.6	Resignation of Administrative Agent	~~51~~59
10.7	Non-Reliance on Administrative Agent and Other Lenders	~~52~~60
10.8	No Other Duties, Etc.	~~52~~60
10.9	Administrative Agent May File Proofs of Claim	~~52~~60
10.10	ERISA Matters	~~53~~61

SECTION 11 MISCELLANEOUS		~~55~~63

11.1	Notices; Effectiveness; Electronic Communication	~~55~~63
11.2	Right of Set-Off	~~57~~64
11.3	Successors and Assigns	~~57~~65
11.4	No Waiver; Remedies Cumulative	~~60~~68
11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower	~~61~~69
11.6	Amendments, Etc.	~~62~~70
11.7	Counterparts	~~63~~71
11.8	Headings	~~63~~71
11.9	Survival of Indemnification and Representations and Warranties	~~63~~71
11.10	Governing Law; Venue; Service	~~64~~72
11.11	Waiver of Jury Trial; Waiver of Consequential Damages	~~64~~72
11.12	Severability	~~64~~72
11.13	Further Assurances	~~65~~73
11.14	Confidentiality	~~65~~73
11.15	Entirety	~~65~~74
11.16	Binding Effect; Continuing Agreement	~~65~~74
11.17	[Reserved]	~~66~~74
11.18	USA Patriot Act Notice	~~66~~74
11.19	Acknowledgment	~~66~~75
11.20	Replacement of Lenders	~~66~~75
11.21	No Advisory or Fiduciary Responsibility	76
~~11.21~~11.22	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~67~~76

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SCHEDULES

Schedule 1.1(a)	Commitment and Pro Rata Shares
Schedule 11.1	Notices
Schedule 11.3	Processing and Recording Fees

EXHIBITS

Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.1(e)	Form of Note
Exhibit 2.3	Form of Notice of Continuation/Conversion
Exhibit 3.13	U.S. Tax Certificate
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

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TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of November 26, 2018 among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, a New Mexico corporation (together with its successors and permitted assigns, the “Borrower”), the Lenders and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

WHEREAS, the Borrower has requested that the Lenders make available a $90,000,000 term loan credit facility;

WHEREAS, the Parent Guarantor is willing to guaranty all of the Borrower Obligations pursuant to the Parent Guaranty; and

WHEREAS, the Lenders have agreed to make the term loan credit facility available on the terms and conditions herein set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions.

The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Act” has the meaning set forth in Section 11.18.

“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage for Base Rate Loans.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

“Administrative Agent” means KeyBank, or any successor administrative agent appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means at any time, any third-party Person acting on behalf of another Person as its representative in connection with a transaction or activity.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption (including terrorism financing or money laundering).

“Applicable Percentage” means, (a) for Eurodollar Loans, ~~0.80~~1.375% per annum and (b) for Base Rate Loans, ~~0.00~~0.375% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means KeyBanc, together with its successors and/or assigns.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).

“Authorized Officer” means any of the president, chief executive officer, chief financial officer or treasurer of the Parent Guarantor or the Borrower, as applicable.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 3.10.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest established from time to time by the Administrative Agent as its “prime rate” (the “Prime Rate”) and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters Libor Rates page 3750 (or on any successor or substitute page of such page) at approximately 11:00 a.m. (London time) on such day. The Prime Rate is a rate established from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City, whether or not such rate is publicly announced, and which rate may or may not be the lowest rate charged by the Administrative Agent for commercial loans or other extensions of credit. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 3.10.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of: (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;

(b) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(c) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(a) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(i)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(ii)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted

Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (a) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (b) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 3.10.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the preamble to this Credit Agreement.

“Borrower Obligations” means, with respect to the Borrower, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by Law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans such day is also a day on which dealings are conducted by and between banks in the London interbank market.

“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.

“Change in Law” means the occurrence, after the date of this Credit Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (other than pursuant to the Merger Agreement) (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) of the Capital Stock of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent Guarantor cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) the Parent Guarantor shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances, at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.

“Closing Date” means the date of this Credit Agreement, which is the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 4.1.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Committed Amount as set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Credit Agreement.

“Committed Amount” means NINETY MILLION DOLLARS ($90,000,000).

“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).

“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.

“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders’ equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) 100% of the outstanding principal amount of Equity Preferred Securities of such Person and its Subsidiaries minus (e) Securitization Equity.

“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date minus (b) an amount equal to the outstanding principal amount of Equity Preferred Securities of the such Person and its Subsidiaries, provided that the amount deducted pursuant to this clause (b) shall not exceed an amount equal to 15% of the Consolidated Capitalization of such Person and its Subsidiaries minus (c) Non-Recourse Securitization Indebtedness.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Parent Guarantor and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).

“Credit Agreement” has the meaning set forth in the Preamble hereof.

“Credit Documents” means this Credit Agreement, the Notes, the Parent Guaranty, any Notice of Borrowing, any Notice of Continuation/Conversion and any other document, agreement or instrument entered into or executed in connection with the foregoing.

“Credit Exposure” has the meaning set forth in the definition of “Required Lenders.”

“Credit Extension” means a Borrowing.

“Credit Party” means the Administrative Agent or any other Lender.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” means the long-term, unsecured, senior non-credit enhanced debt rating of the Parent Guarantor by S&P and/or Moody’s; provided, however, that if neither S&P nor Moody’s issues a long-term, unsecured, senior non-credit enhanced rating of the Parent Guarantor, then the Debt Rating shall be the Parent Guarantor’s issuer corporate credit rating by S&P and/or Moody’s.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Credit Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Credit Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Credit Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bail-In Action or Bankruptcy Event.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person)) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after written notice of such proposed assignment has been delivered to the Borrower and (iii) neither the Borrower nor any Subsidiary or Affiliate of the Borrower, any natural person nor any Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Preferred Securities” means, with respect to any Person, any trust preferred securities or deferrable interest subordinated debt securities issued by such Person or other financing vehicle of such Person that (i) have an original maturity of at least twenty years, and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the first anniversary of the Maturity Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person who together with the Parent Guarantor or any of its Subsidiaries is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result, within a reasonable period of time, in liability of the Parent Guarantor in an aggregate amount in excess of the Threshold Amount: (a) a Reportable Event with respect to a Single Employer Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or the receipt by the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is insolvent pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or Multiemployer Plan or the taking of any action to terminate any Single Employer Plan or Multiemployer Plan if the plan assets are not sufficient to pay all plan liabilities, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA; (f) the imposition upon the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Single Employer Plan or Multiemployer Plan, or (g) the withdrawal of the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal or the termination of a Multiple Employer Plan, where the Parent Guarantor, a Subsidiary or an ERISA Affiliate has liability under Section 4062 or 4063 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time), or a comparable or successor rate, which rate is approved by the Administrative Agent, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by KeyBank and with a term equivalent to such Interest Period would be offered by KeyBank to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if the Eurodollar Rate is less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement. It is understood and agreed that all of the terms and conditions of this definition of “Eurodollar Rate” shall be subject to Section 3.10.

“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

“Excluded Taxes” means, with respect to any payment made by the Borrower under any Credit Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(i) Taxes (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (b) that are Other Connection Taxes;

(ii) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 11.20), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Credit Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 3.13(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 3.13(a); and

(iii) U.S. Federal withholding Taxes imposed under FATCA.

“Extension Notice “ has the meaning set forth in Section 3.17.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements entered into by the United States that implement the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to KeyBank on such day on such transactions as determined by the Administrative Agent; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Parent Guarantor or the Borrower, as applicable.

“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.

“Fiscal Year” means the calendar year ending December 31.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to USD LIBOR.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Date” has the meaning set forth in Section 2.1(a).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.

“Governmental Authority” means any domestic or foreign nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Granting Lender” has the meaning specified in Section 11.3(h).

“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Law, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).

“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Equity Preferred Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Interest Payment Date” means, (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the third Business Day after the end of each Fiscal Quarter, the date of any prepayment of the Loans pursuant to Section 3.3 and the Maturity Date.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion; provided that:

i.

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

ii.

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

iii.	no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“KeyBanc” means KeyBanc Capital Markets Inc., together with its successor and/or assigns.

“KeyBank” means KeyBank National Association, together with its successor and/or assigns.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” has the meaning set forth in Section 2.1.

“Margin Stock” has the meaning ascribed to such term in Regulation U.

“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Parent Guarantor and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means, with respect to the Parent Guarantor, a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Parent Guarantor and its Subsidiaries, taken as a whole, (b) the ability of the Parent Guarantor or any of its Subsidiaries to perform its obligations under this Credit Agreement or any of the other Credit Documents or (c) the legality, validity or enforceability of this Credit Agreement or any of the other Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder; provided, however, that a Material Adverse Effect shall not include the effect of a shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant; provided, that the Parent Guarantor remains in compliance with Section 7.2 of this Credit Agreement.

“Material Credit Agreement” means any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Parent Guarantor or any Subsidiary of the Parent Guarantor, or in respect of which the Parent Guarantor or any Subsidiary of the Parent Guarantor is an obligor or otherwise provides a guarantee or other credit support (a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of the Credit Facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts (subject to the aggregate limit in the preceding clause), then the largest Credit Facility shall be deemed to be a Material Credit Facility, as such agreement or Credit Facility may be amended, modified, supplemented, restated, extended or refinanced from time to time.

“Material Subsidiary” means each of (i) TNMP, (ii) PSNM and (iii) each other Subsidiary of the Parent Guarantor whose Total Assets as of the end of any Fiscal Year equal or exceed $50,000,000.

“Maturity Date” means November ~~26, 2020~~25, 2021 or such later date to which the Maturity Date may be extended pursuant to Section 3.17.

“Merger Agreement” means that certain Agreement and Plan of Merger dated October 20, 2020, among Avangrid, Inc., NM Green Holdings, Inc. and the Parent Guarantor, as amended, restated or otherwise modified from time to time, but without giving effect to any amendment, waiver or consent that is materially adverse to the interests of the Lenders in their respective capacities as such without the consent of the Administrative Agent.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate makes, is making or is accruing an obligation to make contributions or has made or been obligated to make contributions within the preceding seven (7) years.

“Multiple Employer Plan” means a Single Employer Plan to which the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate are contributing sponsors.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Non-Recourse Securitization Indebtedness” means, as of any date of determination, (a) all Indebtedness related to State Approved Securitizations up to a maximum amount of $500,000,000 at any one time and (b) all Indebtedness related to the TNMP Securitization up to a maximum amount of $150,000,000 at any time; provided that, in each case, such Indebtedness is non-recourse to the Parent Guarantor, other than with respect to Standard Securitization Undertakings.

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(e).

“Notice of Borrowing” means the request by the Borrower for the Loan in the form of Exhibit 2.1(b).

“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.2.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 11.20).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Parent Guarantor” means PNM Resources, Inc., a New Mexico corporation, together with its successors and permitted assigns.

“Parent Guaranty” means that certain Guaranty, dated as of the Closing Date, made by the Parent Guarantor in favor of the Administrative Agent, as the same may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Participant” has the meaning set forth in Section 11.3(d).

“Participant Register” has the meaning set forth in Section 11.3(d).

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed or to make mandatory sinking fund payments.

“Prime Rate” has the meaning set forth in the definition of Base Rate in this Section 1.1.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Committed Amount at such time; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 9.2 or otherwise, then the Pro Rata Share of each Lender shall be determined based on such Lender’s percentage ownership of the sum of the aggregate amount of outstanding Loans. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“PSNM” means Public Service Company of New Mexico, a New Mexico corporation.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 11.3(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders the aggregate principal amount of Credit Exposure of such Lender at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitment, the Pro Rata Share of such Lender of the Committed Amount multiplied by the Committed Amount and (b) at any time after the termination of the Commitment, the principal balance of the outstanding Loans of such Lender. Notwithstanding the foregoing, the Credit Exposure held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Credit Agreement and the other Credit Documents.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to the Borrower, the president, the chief executive officer, the chief financial officer, any executive officer, principal accounting officer or treasurer of the Borrower, and any other officer or similar official thereof responsible for the administration of the obligations of the Borrower in respect of this Credit Agreement and the other Credit Documents.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any publicly-available Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person who is 50% or more directly or indirectly owned by one or more than one Person described in the foregoing clauses (a), (b) or (c).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“SEC Reports” means the Parent Guarantor’s (i) 10-K Report for the year ended December 31, ~~2017~~2019 and (ii) Form 10-Q Reports for the quarters ended March 31, ~~2018~~2020, June 30, ~~2018~~2020 and September 30, ~~2018~~2020 in each case filed with the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Equity” means, as of any date of determination, with respect to a Subsidiary of the Parent Guarantor formed for the purpose of entering into a State Approved Securitization or the TNMP Securitization, all of the equity of such Subsidiary, as determined in accordance with GAAP.

“Single Employer Plan” means any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is covered by Title IV of ERISA, but which is not a Multiemployer Plan and which the Borrower, any Subsidiary or any ERISA Affiliate has maintained, funded or administered for employees at any time within the preceding seven (7) years.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.

“SPC” has the meaning set forth in Section 11.3(h).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Parent Guarantor or a Subsidiary thereof that are reasonably customary in non-recourse securitization transactions.

“State Approved Securitization” means a securitization financing entered into by PSNM pursuant to existing or future New Mexico statutory authority and regulatory approval by the New Mexico Public Regulation Commission (or any successor commission) (the “NMPRC”) authorizing the imposition on electric customers of a charge to permit the recovery over time of costs identified by a financing order issued by the NMPRC pursuant to statutory authority.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $20,000,000.

“TNMP” means Texas-New Mexico Power Company, a Texas corporation.

“TNMP First Mortgage Bonds” means those certain first mortgage bonds issued pursuant to the First Mortgage Indenture dated as of March 23, 2009, between TNMP and MUFG Union Bank, N.A. (f/k/a Union Bank, N.A.) (successor to The Bank of New York Mellon Trust Company, N.A.), as trustee thereunder, as it may be supplemented and amended from time to time.

“TNMP Securitization” means a securitization financing entered into by TNMP or a Subsidiary of TNMP relating to regulatory assets, stranded costs, transition property, all rights and property interests (contractual, statutory, regulatory or otherwise) to impose and collect transition charges, including all cash proceeds collected, and accounts receivable arising, therefrom and all rights and interests that may become transition property under the Texas Utilities Code.

“Total Assets” means all assets of the Parent Guarantor and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 3.13(f).

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

“VIE” has the meaning set forth in Section 1.3(c).

“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Computation of Time Periods and Other Definitional Provisions.For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any of all functions thereof.

1.3 Accounting Terms/Calculation of Financial Covenant.(a) Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Credit Agreement, for purposes of calculation of the financial covenant set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Credit Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Parent Guarantor referred to in Section 4.1(d). In the event that any changes in GAAP after such date are required to be applied to the Parent Guarantor, and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Credit Agreement shall have been amended to take into account any such changes.

(b) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Guarantor or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and, except as specifically provided in the definitions of “Consolidated Capitalization” and “Consolidated Indebtedness,” such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a capital lease.

(c) All references herein to consolidated financial statements of the Parent Guarantor and its Subsidiaries or to the determination of any amount for the Parent Guarantor and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity (“VIE”) that the Parent Guarantor is required to consolidate pursuant to FASB Accounting Standards Codification Topic 810 – Consolidation – Variable Interest Entities as if such variable interest entity were a Subsidiary as defined herein; provided that the financial covenant in Section 7.2 shall be calculated without consolidation of any VIE to the extent the Parent Guarantor or its consolidated Subsidiaries have entered into power purchase agreements with such VIE to serve retail customers as a result of the shutdown or closure of the San Juan Generating Station or the Four Corners Power Plant.

1.4 Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

1.5 Rounding of Financial Covenant.

Any financial ratios required to be maintained by the Parent Guarantor pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.6 References to Agreements and Requirement of Laws.

Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.7 Rates.

The interest rate on Eurodollar Borrowings is determined by reference to the Eurodollar Rate, which is derived from LIBOR. Section 3.10 provides a mechanism for (a) determining an alternative rate of interest if LIBOR is no longer available or in the other circumstances set forth in Section 3.10 and (b) modifying this Credit Agreement to give effect to such alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of Eurodollar Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.10, will have the same value as, or be economically equivalent to, the Eurodollar Rate.

SECTION 2

CREDIT FACILITY

2.1 Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each a “Loan” and collectively the “Loans”) in Dollars to the Borrower in a single draw on the Closing Date (such date being the “Funding Date” for this purpose); provided, however, that after giving effect to any Borrowing (i) the sum of the aggregate principal amount of outstanding Loans shall not exceed the Committed Amount and (ii) with respect to each individual Lender, the sum of the aggregate principal amount of the outstanding Loans of such Lender shall not exceed such Lender’s Pro Rata Share of the Committed Amount. No amount of the Loans may be reborrowed after repayment. The unused Commitment hereunder shall automatically terminate after giving effect to the initial Borrowing on the Funding Date.

(b) Method of Borrowing for Loans. By no later than 12:00 p.m. (i) on the date of the requested Borrowing of Loans that will be Base Rate Loans and (ii) three Business Days prior to the date of the requested Borrowing of Loans that will be Eurodollar Loans, the Borrower shall telephone the Administrative Agent as well as submit a written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Loan, (D) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, and (E) certification that the Borrower has complied in all respects with Section 5. If the Borrower shall fail to specify (1) an Interest Period in the case of a Eurodollar Loan, then such Eurodollar Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan. Thereafter, all or any portion of the Loans may be converted into Eurodollar Loans in accordance with the terms of Section 2.2.

(c) Funding of Loans. Upon receipt of the Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Pro Rata Share of the requested Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(d) [Reserved].

(e) Notes. At the request of any Lender, the Loans made by such Lender shall be evidenced by duly executed promissory notes of the Borrower in favor of such Lender in substantially the form of Exhibit 2.1(e). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.2 Continuations and Conversions.

Subject to the terms below, the Borrower shall have the option, on any Business Day prior to the Maturity Date, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 12:00 p.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the

Administrative Agent, followed promptly by a written Notice of Continuation/Conversion in the form of Exhibit 2.2, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall be deemed a request to convert such Eurodollar Loan to a Base Rate Loan on the last day of the applicable Interest Period.

2.3 Minimum Amounts.

Each request for a borrowing, conversion or continuation of a Loan shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $3,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than five Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.3, separate Eurodollar Loans that begin and end on the same date, as well as Eurodollar Loans that begin and end on different dates, shall all be considered as separate Eurodollar Loans.

2.4 [Reserved].

2.5 [Reserved].

2.6 Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 3

GENERAL PROVISIONS APPLICABLE

TO LOANS

3.1 Interest.

(a) Interest Rate. Subject to Sections 3.1(b), (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate and (ii) all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b) Default Rate of Interest.

(i) After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(ii) After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.

(c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Payments Generally.

(a) No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Several Obligations. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.3 Prepayments.

Voluntary Prepayments. The Borrower shall have the right to prepay its outstanding Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3(a) shall be subject to Section 3.14, (ii) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent, (iii) each such partial prepayment of Eurodollar Loans shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000, or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.

3.4 [Reserved].

3.5 Payment in full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Credit Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.

3.6 Computations of Interest and Fees.

(a) Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.

3.7 Pro Rata Treatment.

Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of any Loan, each payment of interest, each payment of fees (other than administrative fees paid to the Administrative Agent), each conversion or continuation of any Loans, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan not funded or purchased by such Lender has been repaid. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Credit Agreement or any other Credit Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Federal Funds Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.

3.8 Sharing of Payments.

The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.

3.9 Capital Adequacy.

If any Lender determines that any Change in Law has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy, liquidity requirements and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that such determination to charge such additional amounts to the Borrower shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with other similarly situated customers of the applicable Lender after consideration of such factors as such Lender then reasonably determines to be relevant.

3.10 ~~Eurodollar Provisions~~Successor LIBOR Rate Index.

~~If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and Interest Period of such Eurodollar Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (iii) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan, the Administrative Agent will promptly notify the Borrower and the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of or, to the extent permitted hereunder, conversion into a Base Rate Loan in the amount specified therein.~~

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 3.10.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

3.11 Illegality.

If any Lender determines that any Requirement of Law (including any Change in Law) has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund ~~Eurodollar~~ Loans, the interest rate on which is determined by reference to the Eurodollar Rate, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of Dollars in the London interbank market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand to the Borrower from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans as to which the interest rate is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted, together with any amounts due with respect thereto pursuant to Section 3.14.

3.12 Changes in Law; Reserves on Eurodollar Loans.

(a) Changes in Law. If any Lender determines (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of such factors as such Lender then reasonably determines to be relevant) that as a result of any Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding, continuing, converting or maintaining Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.12 any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes covered by Section 3.13 and the imposition of or a change in the rate of any Excluded Taxes) and (ii) reserve requirements contemplated by subsection (b) below), then from time to time, upon written demand of such Lender (through the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield.

(b) Reserves. The Borrower shall pay to each Lender (to the extent such Lender has not otherwise been compensated therefor hereunder), as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurodollar liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which, shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.13 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by applicable law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required under applicable law to deduct for or withhold Taxes, then such Withholding Agent may make such deduction or so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the Borrower shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.13), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Credit Document (including amounts paid or payable under this Section 3.13(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.13(d) shall be paid within 10 days after the Recipient delivers to the Borrower a written certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes (only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Credit Document, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.13(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.13(f)(ii)(a) through (e) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.13(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(a) in the case of a Lender that is a U.S. Person, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(b) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Credit Agreement, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(c) in the case of a Non-U.S. Lender for whom payments under this Credit Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed originals of IRS Form W-8ECI;

(d) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed originals of IRS Form W-8BEN or W-8BEN-E and (2) a certificate substantially in the form of Exhibit 3.13 (a “U.S. Tax Certificate”) to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(e) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Credit Agreement (including a partnership or a participating Lender) (1) executed originals of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (a), (b), (c), (d) and (f) of this Section 3.13(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(f) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.13(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including additional amounts paid pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.13(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.13(g) to the extent such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 3.13(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section 3.13, the term “applicable law” includes FATCA.

3.14 Compensation.

Upon the written demand of any Lender, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Loan of the Borrower on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Eurodollar Loan on the date or in the amount previously requested by the Borrower.

The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include, without limitation, (i) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be and (ii) any reasonable out-of-pocket expenses (including the reasonable fees and expenses of legal counsel) incurred and reasonably attributable thereto.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.14, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.15 Determination and Survival of Provisions.

All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Sections 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Borrower Obligations.

3.16 Designation of a Different Lending Office.

If any Lender requests compensation under Section 3.9 or Section 3.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, or if any Lender gives a notice pursuant to Section 3.11, then at the request of the Borrower such Lender, shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.9, 3.12 or 3.13, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.11, as applicable and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.17 Extension of Maturity Date.

Subject to the terms of this Section 3.17, the Borrower shall have the right to extend the current Maturity Date to January 31, 2022 by executing and delivering to the Administrative Agent at least thirty (30) days prior to the current Maturity Date, a written notice of such extension (an “Extension Notice”). The Administrative Agent shall forward to each Lender a copy of such Extension Notice delivered to the Administrative Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions as of the date of the delivery of the certificate required pursuant to the next succeeding sentence, the Maturity Date shall be extended to January 31, 2022: immediately prior to such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall or would exist and (y) the representations and warranties made or deemed made by the Borrower and the Parent Guarantor in the Credit Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Credit Documents (provided that, for purposes of this clause (y), any representation or warranty which is qualified by materiality or “material adverse effect” or similar language shall be true and correct in all respects). At the time of effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from a Responsible Officer certifying the matters referred to in the immediately preceding clauses (x) and (y). The Maturity Date may be extended only once pursuant to this Section 3.17.

SECTION 4

CONDITIONS PRECEDENT TO CLOSING

4.1 Closing Conditions.

The obligation of the Lenders to enter into this Credit Agreement and make the Loans is subject to satisfaction of the following conditions:

(a) Executed Credit Documents. Receipt or continued possession by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the requested Notes, (iii) the Parent Guaranty and (iv) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.

(b) Authority Documents. Receipt by the Administrative Agent of the following:

(i) Organizational Documents. Copies of the articles of incorporation of Parent Guarantor and the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its respective formation and copies of the bylaws of Parent Guarantor and the Borrower, certified by a secretary or assistant secretary (or the equivalent) of Parent Guarantor and the Borrower, as applicable, to be true and correct as of the Closing Date.

(ii) Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Credit Agreement and the other Credit Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, and copies of resolutions of the board of directors of Parent Guarantor approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, in each case certified by a secretary or assistant secretary (or the equivalent) of the Borrower or Parent Guarantor, as applicable, to be true and correct and in full force and effect as of the Closing Date.

(iii) Good Standing. A copy of a certificate of good standing, existence or its equivalent with respect to Parent Guarantor and the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its respective formation.

(iv) Incumbency. An incumbency certificate of Parent Guarantor and the Borrower certified by a secretary or assistant secretary (or the equivalent) of Parent Guarantor and the Borrower, as applicable, to be true and correct as of the Closing Date.

(c) Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel to the Parent Guarantor and the Borrower (which may include in-house counsel with respect to matters of New Mexico law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.

(d) Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent Guarantor and its Subsidiaries for the Fiscal Year 2017, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet and income statement of the Parent Guarantor and its Subsidiaries for the Fiscal Quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows and (iii) such other financial information regarding the Parent Guarantor and the Borrower as the Administrative Agent may reasonably request. The Administrative Agent acknowledges that the items described in clauses (i) and (ii) above have been posted on the Parent Guarantor’s website at the website address listed on Schedule 11.1 and are therefore deemed to have been received by the Administrative Agent.

(e) Due Diligence. The Administrative Agent and the Lenders shall have completed all due diligence with respect to the Parent Guarantor and its Subsidiaries and the transactions contemplated by this Credit Agreement and the other Credit Documents, in scope and determination reasonably satisfactory to the Administrative Agent and the Lenders.

(f) Material Adverse Effect. Since December 31, 2017, except as disclosed in the SEC Reports (i) there shall have been no development or event relating to or affecting the Parent Guarantor or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect and (ii) no Material Adverse Change in the facts and information regarding the Parent Guarantor and its Subsidiaries shall have occurred.

(g) Absence of Market Disruption. There shall not have occurred a material adverse change in or material disruption of conditions in the financial, banking or capital markets which the Administrative Agent and the Arranger, in their sole discretion, deem material in connection with the syndication of the Credit Agreement.

(h) Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Parent Guarantor or any of its Subsidiaries except as disclosed in the SEC Reports.

(i) Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Credit Agreement and the Credit Documents and the transactions contemplated herein and therein have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Credit Documents.

(j) Officer’s Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by an Authorized Officer of the Parent Guarantor as of the Closing Date stating that (i) the Parent Guarantor and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Parent Guarantor or any of its Subsidiaries, except as disclosed in the SEC Reports, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Credit Agreement and the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Parent Guarantor is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (D) since December 31, 2017, except as disclosed in the SEC Reports, there has been no development or event relating to or affecting the Parent Guarantor or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect and there exists no event, condition or state of facts that would result in or reasonably be expected to result in a Material Adverse Change and (E) the Parent Guarantor is in compliance with the financial covenant set forth in Section 7.2, as of September 30, 2018, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.

(k) Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of all fees and expenses owed by it to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date.

(l) Patriot Act and Beneficial Ownership.

(i) Upon reasonable request of any Lender made at least 10 days prior to the Closing Date, the Borrower must have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(ii) At least five days prior to the Closing Date, if Parent Guarantor or the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower must deliver a Beneficial Ownership Certification in relation to Parent Guarantor or the Borrower, as applicable.

(m) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5

CONDITIONS TO ALL EXTENSIONS OF CREDIT

5.1 Funding Requirements.

In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans unless:

(a) Notice. The Borrower shall have delivered in the case of any new Loan, a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1.

(b) Representations and Warranties. The representations and warranties made by the Parent Guarantor or the Borrower in any Credit Document are true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality or Material Adverse Effect or Material Adverse Change shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c) No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Credit Extension.

(d) Availability. Immediately after giving effect to such Credit Extension (and the application of the proceeds thereof), (i) the aggregate principal amount of outstanding Loans shall not exceed the Committed Amount and (ii) with respect to each individual Lender, the sum of outstanding principal amount of Loans of such Lender shall not exceed such Lender’s Pro Rata Share of the Committed Amount.

(e) Funding Date. The Loans shall be made on the Closing Date.

The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

6.1 Organization and Good Standing.

The Parent Guarantor, the Borrower and each Material Subsidiary (a) are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their organization, (b) are duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) have the requisite power and authority to own their respective properties and to carry on their respective business as now conducted and as proposed to be conducted.

6.2 Due Authorization.

The Borrower has the requisite power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and has been authorized by all necessary action to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party. Parent Guarantor has the requisite power and authority to execute, deliver and perform the Parent Guaranty and the other Credit Documents to which it is a party and to incur the obligations therein provided for and has been authorized by all necessary action to execute, deliver and perform the Parent Guaranty and the other Credit Documents to which it is a party.

6.3 No Conflicts.

Neither the execution and delivery of this Credit Agreement and the other Credit Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Parent Guarantor or the Borrower, as applicable, will (a) violate or conflict with any provision of its respective organizational documents, (b) violate, contravene or conflict with any law, regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its respective properties.

6.4 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or completed.

6.5 Enforceable Obligations.

This Credit Agreement and the other Credit Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, and the Parent Guaranty and the other Credit Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of Parent Guarantor in accordance with their respective terms, in each case except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6 Financial Condition.

The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Parent Guarantor and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Parent Guarantor’s financial statements pursuant to Section 7.1 (or as to any prior annual financial statements) has been withdrawn.

6.7 No Material Change.

(a) Since December 31, 2017, except as disclosed in the SEC Reports, there has been no development or event relating to or affecting the Parent Guarantor or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2017, there has been no sale, transfer or other disposition by the Parent Guarantor or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Parent Guarantor or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Parent Guarantor or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Lenders.

6.8 No Default.

Neither the Parent Guarantor nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.

6.9 Litigation.

Except as disclosed in the SEC Reports, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Parent Guarantor, threatened against the Parent Guarantor or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.

6.10 Taxes.

Each of the Parent Guarantor and its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owed by it, except for such taxes (i) the amount of which, individually or in the aggregate, is not material or (ii) which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

6.11 Compliance with Law.

The Parent Guarantor and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.

6.12 ERISA.

(a) Except as would not result or reasonably be expected to result in a Material Adverse Effect:

(i) Each Single Employer Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws, regulations and published interpretations thereunder, except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Single Employer Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the Parent Guarantor or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Single Employer Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect.

(ii) No ERISA Event has occurred or is reasonably expected to occur.

(iii) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Single Employer Plan which has subjected or would be reasonably likely to subject the Parent Guarantor or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Parent Guarantor or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(iv) No proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best of the knowledge of the Parent Guarantor after due inquiry, threatened concerning or involving (x) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Parent Guarantor or any ERISA Affiliate (a “Welfare Plan”), (y) any Single Employer Plan or (z) any Multiemployer Plan.

(v) Each Welfare Plan to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.

(b) The Borrower represents and warrants as of the Closing Date that the Parent Guarantor is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

6.13 Use of Proceeds; Margin Stock.

The proceeds of the Credit Extensions to the Borrower hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a) for the purpose of (i) purchasing or carrying any Margin Stock , (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.

6.14 Government Regulation.

Neither of the Parent Guarantor nor the Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.

6.15 Solvency.

The Parent Guarantor is and, after the consummation of the transactions contemplated by this Credit Agreement, will be Solvent.

6.16 Disclosure.

Neither this Credit Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading.

6.17 Beneficial Ownership.

As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

6.18 Environmental Matters.

Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Parent Guarantor and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Law with respect to the Properties or the businesses operated by the Parent Guarantor and its Subsidiaries (the “Businesses”) that the Parent Guarantor is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.

6.19	[Reserved].

6.20 Anti-Corruption Laws and Sanctions.

The Parent Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and Agents with Anti-Corruption Laws and applicable Sanctions. The Parent Guarantor, its Subsidiaries and their respective officers and directors and to the knowledge of the Parent Guarantor its employees and Agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Guarantor, any Subsidiary or to the knowledge of the Parent Guarantor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Guarantor, any Agent of the Parent Guarantor or any Subsidiary that will act in any capacity in connection with or will benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transactions of the Parent Guarantor or any Subsidiary pursuant to or in connection with this Credit Agreement will violate any Anti-Corruption Law or applicable Sanctions.

6.21 ~~EEA~~Affected Financial Institutions.

Neither the Parent Guarantor nor the Borrower is an ~~EEA~~Affected Financial Institution.

SECTION 7

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the payment in full of all of the Borrower Obligations:

7.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Lenders:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Parent Guarantor commencing with the 2018 Fiscal Year, a consolidated balance sheet and income statement of the Parent Guarantor and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect. To the extent that any VIEs have been consolidated with the Parent Guarantor in the preparation of the financial statements furnished pursuant to this Section 7.1(a) (as contemplated in Section 1.3(c)), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Parent Guarantor commencing with the Fiscal Quarter ending March 31, 2019 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required

Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Parent Guarantor to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements. To the extent that any VIEs have been consolidated with the Parent Guarantor in the preparation of the financial statements furnished pursuant to this Section 7.1(b) (as contemplated in Section 1.3(c)), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent with such financial statements a reconciliation of such financial statements that excludes the impact of such consolidation.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Parent Guarantor with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Reports. Notice of the filing by the Parent Guarantor of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Parent Guarantor shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.

(e) Notices. Upon the Parent Guarantor obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following with respect to the Parent Guarantor or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Parent Guarantor or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Parent Guarantor or any of its Subsidiaries involving a liability of $20,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Parent Guarantor or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Law), the violation of which would have or would reasonably be expected to have a Material Adverse Effect.

(f) ERISA. Upon the Parent Guarantor or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any unfavorable determination letter from the IRS regarding the qualification of a Single Employer Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Parent Guarantor or any ERISA Affiliate of the PBGC’s intent to terminate any Single Employer Plan or to have a trustee appointed to administer any Single Employer Plan, (iii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Parent Guarantor or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); or (iv) the Parent Guarantor obtaining knowledge or reason to know that the Parent Guarantor or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Single Employer Plan under a distress termination within the meaning of Section 4041(c) of ERISA. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Single Employer Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Beneficial Ownership Certification. Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certifications.

(h) Debt Ratings. Prompt notice of any change in the Parent Guarantor’s Debt Ratings.

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Parent Guarantor as the Lenders may reasonably request.

Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Parent Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver, or cause to be delivered, paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.2 Financial Covenant.

The ratio of (i) Consolidated Indebtedness of the Parent Guarantor to (ii) Consolidated Capitalization of the Parent Guarantor shall be less than or equal to 0.70 to 1.0 as of the last day of any fiscal quarter of the Parent Guarantor.

7.3 Preservation of Existence and Franchises.

(a) Except in a transaction permitted by Section 8.2, the Parent Guarantor and the Borrower will do (and will cause each Material Subsidiary to do) all things necessary to preserve and keep in full force and effect their respective existence and material rights, franchises and authority.

(b) The Parent Guarantor will maintain (and will cause each of its Subsidiaries to maintain) its properties in good working order and condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted; provided that this Section 7.3(b) shall not prevent the Parent Guarantor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Parent Guarantor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.4 Books and Records.

The Parent Guarantor and the Borrower will keep (and will cause each Material Subsidiary to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

7.5 Compliance with Law.

The Parent Guarantor will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect. The Parent Guarantor will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Parent Guarantor, its Subsidiaries and their respective directors, officers, employees and Agents with Anti-Corruption Laws and applicable Sanctions. The Parent Guarantor shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Beneficial Ownership Regulation.

7.6 Payment of Taxes and Other Indebtedness.

The Parent Guarantor will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that the Parent Guarantor and its Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.

7.7 Insurance.

The Parent Guarantor and the Borrower will (and will cause each Material Subsidiary to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

7.8 Performance of Obligations.

The Parent Guarantor and the Borrower will perform (and will cause each Material Subsidiary to perform) in all material respects all of their respective obligations under the terms of all material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound.

7.9 Use of Proceeds.

The proceeds of the Credit Extensions may be used solely for working capital, capital expenditures and other lawful purposes, including to refinance Indebtedness of the Borrower and to pay fees and expenses required by the Credit Documents. The Borrower will not request any Borrowing and the Borrower shall not use, and shall ensure that the Parent Guarantor and its Subsidiaries and its or their respective directors, officers, employees shall not use, and shall use commercially reasonable efforts to ensure that its Agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.10 Audits/Inspections.

Upon reasonable notice and during normal business hours, the Parent Guarantor will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Parent Guarantor’s property, including its books and records, its accounts receivable and inventory, the Parent Guarantor’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Parent Guarantor and the Borrower; provided that an officer or authorized agent of the Parent Guarantor shall be present during any such discussions between the officers, employees or representatives of the Parent Guarantor and the representatives of the Administrative Agent or any Lender.

7.11 Ownership of Certain Subsidiaries.

The Parent Guarantor shall at all times, (a) own and control 100% of the Voting Stock of PSNM and (b) own and control, directly or indirectly, 100% of the Voting Stock of TNMP.

SECTION 8

NEGATIVE COVENANTS

Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the payment in full of the Borrower Obligations:

8.1 Nature of Business.

Neither the Parent Guarantor nor the Borrower will materially alter the character of its business from that conducted as of the Closing Date.

8.2 Consolidation and Merger.

Neither the Parent Guarantor nor the Borrower will (a) merge with or into any other Person or consummate a Division as the Dividing Person or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby a Person may be merged or consolidated with or into the Parent Guarantor or the Borrower so long as the Parent Guarantor or the Borrower, as applicable, shall be the continuing or surviving Person.

8.3 Sale or Lease of Assets.

The Parent Guarantor will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions and whether effected pursuant to a Division or otherwise) except (a) sales or other transfers of accounts receivable and related rights to payment in connection with a State Approved Securitization, sales or transfers of stranded costs and related rights to payment in connection with a TNMP Securitization, and other sales and transfers of accounts receivable and related rights to payment so long as such other sales and transfers are non-recourse to the Parent Guarantor (other than with respect to Standard Securitization Undertakings) and are otherwise on commercially reasonable terms; (b) sales of assets (excluding those permitted in clause (a) hereof) for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets, as calculated as of the end of the most recent Fiscal Quarter, and (c) sales, leases, transfers or other dispositions, at less than fair value, of any other assets, provided that the aggregate book value of such assets shall not exceed $20,000,000 in any calendar year.

8.4 Affiliate Transactions.

The Parent Guarantor will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

8.5 Liens.

The Parent Guarantor will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of—money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Parent Guarantor or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness at any one time outstanding that is secured by such Liens shall not exceed $50,000,000, (k) any Lien on Margin Stock, (l) the assignment of, or Liens on, accounts receivable, stranded costs and related rights to payment in connection with (i) a State Approved Securitization, (ii) the TNMP Securitization and (iii) any other accounts receivable securitization so long as such other securitization is non-recourse to the Parent Guarantor and the Borrower (other than with respect to Standard Securitization Undertakings) and is otherwise on commercially reasonable terms, and the filing of related financing statements under the Uniform Commercial Code of the applicable jurisdictions, (m) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Parent Guarantor or any of its Subsidiaries with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Parent Guarantor or such Subsidiary with respect to asset sales permitted herein, (n) Liens on assets of TNMP to the extent such Liens are not prohibited by (i) the TNMP First Mortgage Bonds or the indenture pursuant to which the TNMP First Mortgage Bonds are issued, as the TNMP First Mortgage Bonds or such indenture may be amended, supplemented, refunded or replaced from time to time, or (ii) that certain Third Amended and Restated Credit Agreement, dated as of September 25, 2017, among TNMP, the lenders party thereto and KeyBank National Association, as administrative agent, as such Credit Agreement may be amended, restated or replaced from time to time, but subject in each case to Section 7.2 of this Credit Agreement, (o) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (n), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (p) Liens on Property that is subject to a lease that is classified as an operating lease as of the Closing Date but which is subsequently converted to a capital lease, (q) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (r) Liens granted by bankruptcy-remote special purpose Subsidiaries to secure stranded cost securitization bonds, (s) Liens upon any property in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder; provided that (i) the Borrower Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under such Material Credit Agreement so long as such other Indebtedness shall be secured and (ii) the Parent Guarantor, the lenders or any administrative agent under such Material Credit Agreement and the Administrative Agent, for the benefit of the Lenders, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Administrative Agent in respect of such Lien on terms and conditions acceptable to the Administrative Agent (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), and (t) Liens on Property, in addition to those otherwise permitted by clauses (a) through (s) above, securing, directly or indirectly, Indebtedness or obligations arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $50,000,000.

8.6 Accounting Changes.

The Parent Guarantor will not (nor will it permit any of its Subsidiaries to) make or permit any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.

SECTION 9

EVENTS OF DEFAULT

9.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Parent Guarantor or the Borrower herein or in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Parent Guarantor or Borrower, as applicable, shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Parent Guarantor or the Borrower), 7.9, 7.10, 7.11 or 8.1 through 8.6, inclusive; or

(ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least thirty (30) days after the earlier of an Authorized Officer of the Parent Guarantor or the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Credit Documents. Any Credit Document shall fail to be in force and effect or the Parent Guarantor or the Borrower shall so assert or any Credit Document shall fail to give the Administrative Agent or the Lenders the rights, powers, liens and privileges purported to be created thereby.

(e) Bankruptcy, etc. The occurrence of any of the following with respect to the Parent Guarantor or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Parent Guarantor or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Guarantor or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Parent Guarantor or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Parent Guarantor or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Parent Guarantor or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements.

(i) The Parent Guarantor or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.

(ii) With respect to any Indebtedness of the Parent Guarantor or any of its Subsidiaries (other than Indebtedness outstanding under this Credit Agreement) in excess of $40,000,000 in the aggregate (A) the Parent Guarantor or any of its Subsidiaries shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.

(g) Judgments. Any judgment, order or decree involving a liability of $40,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $80,000,000 or more, in the aggregate, shall be entered against the Parent Guarantor or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Parent Guarantor or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.

(h) ERISA. The occurrence of any of the following events or conditions (i) an ERISA Event or (ii) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Single Employer Plan or Sections 412 or 430 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto and which are in excess of the Threshold Amount.

(i) Change of Control. There shall occur a Change of Control.

9.2 Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower and the Parent Guarantor, except as otherwise specifically provided for herein:

(a) Termination of Commitment. Declare the Commitment terminated whereupon the Commitment shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Credit Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Parent Guarantor.

(c) [Reserved].

(d) Enforcement of Rights. To the extent permitted by Law, enforce any and all rights and interests created and existing under applicable Law and under the Credit Documents.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then the Commitment shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower and the Parent Guarantor.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.

9.3 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Administrative Agent and the Lenders under the Credit Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;

THIRD, to the payment of all accrued interest payable to the Lenders ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;

FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;

FIFTH, to all other Borrower Obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “FIFTH” payable to them; and

SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

SECTION 10

AGENCY PROVISIONS

10.1 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower and the Parent Guarantor shall not have rights as a third party beneficiary of any of such provisions.

10.2 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The

Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Agent-Related Persons and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or the Parent Guarantor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Parent Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, the Parent Guarantor or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of ~~29 CFR § 2510.3 101, as modified by~~ Section 3(42) of ERISA or otherwise) of one or more Benefit Plans ~~in connection with the Loans or~~with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 8414 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless ~~subclause (i) in the immediately precedingeither~~ (i) clause (i) of Section 10.10(a) is true with respect to a Lender or ~~such(ii)~~ a Lender has ~~not~~ provided another representation, warranty and covenant ~~as provided in subclause (iv) in the immediately preceding clausein~~ accordance with clause (iv) of Section 10.10(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent~~,~~ and the Arranger and ~~their respective Affiliates, and~~ not, for the avoidance of doubt, to or for the benefit of the Borrower, ~~the Parent Guarantor or any other Credit Party, that:~~that neither Administrative Agent nor the Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Arranger under this Credit Agreement, any Credit Document or any documents related hereto or thereto.

~~(i) none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Credit Document or any documents related to hereto or thereto),~~

~~(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3 21) and is a bank, an insurance carrier, an investment adviser, a broker dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3 21(c)(1)(i)(A) (E),~~

~~(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the L oans, the Commitments and this Credit Agreement is capable of evaluating investment ✓ isks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Borrower Obligations),~~

~~(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and~~

~~(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Credit Agreement.~~

~~(c) The Administrative Agent and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.~~

SECTION 11

MISCELLANEOUS

11.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Parent Guarantor or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Borrower or the Parent Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Borrower Materials/The Platform. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system

(the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any of the Agent-Related Persons have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, the Parent Guarantor or the Administrative Agent may change its respective address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Parent Guarantor or the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2 Right of Set-Off.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement and continuation of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the

Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitment hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.3, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.12, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent Guarantor or any of the Parent Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.12, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant shall be subject to the requirements and limitations therein, including the requirements under Section 3.13(f) (it being understood that the documentation required under Section 3.13(f) shall be delivered to the participating Lender). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.12, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(f) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include ~~electronic signatures~~Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.9, 3.12, 3.13 and 3.14), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (A) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

11.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or the Parent Guarantor, on the one hand, and the Administrative Agent or any Lender, on the other hand, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or the Parent Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5 Attorney Costs, Expenses, Taxes and Indemnification by Borrower.

(a) The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arranger and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arranger or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Credit Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arranger), all amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Borrower Obligations.

(b) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, advisors, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the

“Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).

(c) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Agent-Related Person of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Agent-Related Person, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Agent-Related Person of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Borrower Obligations.

11.6 Amendments, Etc.

No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.1 without the written consent of each Lender;

(b) other than as set forth in Section 3.17, extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;

(c) postpone any date fixed by this Credit Agreement or any other Credit Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Committed Amount hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;

(e) change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g) release the Borrower or the Parent Guarantor from its obligations or consent to the assignment by the Borrower or the Parent Guarantor of any of its rights and obligations under (or in respect of) the Credit Documents without the written consent of each Lender;

and, provided further, that Section 11.3(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.7 Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. ~~Delivery of an executed~~The words “execution,” “signed,” “signature ~~page~~,” and words of like import in this Credit Agreement or in any other certificate, agreement or document related to this Credit Agreement or the other Credit Documents shall include images of manually executed signatures transmitted by facsimile ~~transmission~~ or other ~~secure~~ electronic format ~~(.pdf) shall be effective as delivery of~~including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed ~~counterpart hereof.~~signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

11.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9 Survival of Indemnification and Representations and Warranties.

(a) Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Credit Agreement, the making of any Credit Extension and the repayment of the Loans and other Borrower Obligations and the termination of the Commitment hereunder.

(b) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.

11.10 Governing Law; Venue; Service.

(a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.

(b) The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.

11.11 Waiver of Jury Trial; Waiver of Consequential Damages.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Credit Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Credit Documents.

11.12 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.13 Further Assurances.

The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.

11.14 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by ~~any~~, or required to be disclosed to, any rating agency or regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (~~h~~i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS CREDIT AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS CREDIT AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

11.15 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.16 Binding Effect; Continuing Agreement.

(a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full. Upon termination, the Borrower and the Parent Guarantor shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.

11.17 [Reserved].

11.18 USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Parent Guarantor and the Borrower, which information includes the names, addresses and tax-identification number of the Parent Guarantor and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Parent Guarantor and the Borrower in accordance with the Act.

11.19 Acknowledgment.

Section 7 and Section 8 of this Credit Agreement contain affirmative and negative covenants applicable to the Parent Guarantor and the Borrower. Each of the parties to this Credit Agreement acknowledges and agrees that any such covenants that require the Parent Guarantor to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.

11.20 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.9 or Section 3.12, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.16), (b) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitment and outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.21 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) each of the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

~~11.21~~11.22 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Lender that is an Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:
PNMR DEVELOPMENT AND MANAGEMENT CORPORATION,
a New Mexico corporation

By:
Name: Joseph D. Tarry
Title: President~~,~~ and Chief Executive Officer ~~and Controller~~

Signature Page to Credit Agreement

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION –

LENDER:

KEYBANK NATIONAL ASSOCIATION as a Lender and as Administrative Agent

By:
Name:
Title:

Signature Page to Credit Agreement

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION -

SCHEDULE 1.1(a)

COMMITMENT AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
KeyBank National Association	$90,000,000	100%
Total	$90,000,000	100%

Sch 1.1(a)

SCHEDULE 11.1

NOTICES

BORROWER:

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION

414 Silver Ave, SW MS0905

Albuquerque, New Mexico 87102-3289

Attention: Joseph D. Tarry, President~~,~~ and Chief Executive Officer ~~and Controller~~

Telephone: 505.241.4672

Telecopier: 505.241.4314

Electronic Mail: cashdesk@pnmresources.com

Website Address: www.pnmresources.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

KeyBank National Association

4900 Tiedeman Road (OH-01-49-0362)

Brooklyn, Ohio 44144

Attn: Anna Smiley

Telephone: 216-813-4743

Facsimile: 216-370-5997

E-mail: Anna_Smiley@KeyBank.com

Bank Name: KeyBank

ABA/Routing No: 041001039

Account Name: KAS Servicing

Account No: 1140228209035

Ref: Texas-New Mexico Power Company

Attn: Key Agency Services

Other Notices as Administrative Agent:

KeyBank National Association

127 Public Square

Cleveland, OH 44114

Attn: Keven D. Smith

Telephone: 206-343-6966

Facsimile: 216-689-4981

E-mail: keven.smith@Key.com

Sch. 11.1

SCHEDULE 11.3

PROCESSING AND RECORDING FEES

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $3,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

Sch. 11.3

EXHIBIT 2.1(b)

FORM OF

NOTICE OF BORROWING

TO:	KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

RE:

Term Loan Credit Agreement to be executed on or about November 26, 2018 (the “Proposed Closing Date”) among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION (the “Borrower”), the Lenders identified therein and KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:	November , 2018

1.

This Notice of Borrowing is made pursuant to the terms of the SIDLEY DRAFT of the Credit Agreement distributed to the Borrower on                     , 2018 (the “Draft Agreement”). All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Draft Agreement.

2.	Please be advised that the Borrower is requesting Loans on the terms set forth below:

(a)	Principal amount of requested Loans $ 90,000,000

(b)	Date of requested Loans

(c)	Interest rate applicable to the requested Loans:

(i)	Base Rate

(ii)	X Adjusted Eurodollar Rate for an Interest Period

_         of:

X             one month

                two months

                three months

                six months

3.

The representations and warranties made by the undersigned in any Credit Document are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made on the date of the requested Loans except to the extent they expressly relate to an earlier date.

Ex. 2.1(b)-1

4.	No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Loans made pursuant to this Notice of Borrowing.

5.	Subsequent to the funding of the requested Loans, the aggregate principal amount of Loans outstanding will be $90,000,000 which is less than or equal to the then Committed Amount.

6.

To induce the Lenders to accept this Notice of Borrowing, the undersigned hereby acknowledges and agrees that the Borrower shall indemnify each Lender in accordance with Section 3.14 of the Draft Agreement against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to borrow all or any portion of the Loans requested by the Borrower in this Notice of Borrowing on the Proposed Closing Date for any reason. The Borrower shall be bound hereby and by the terms of Section 3.14 of the Draft Agreement without regard to whether the Credit Agreement is executed and delivered by the proposed parties thereto.

PNMR DEVELOPMENT AND MANAGEMENT
CORPORATION, a New Mexico corporation

By:
Name:
Title:

Ex. 2.1(b)-2

EXHIBIT 2. l (e)

FORM OF NOTE

Lender:                                                                                                                                                 Date: November 26, 2018

FOR VALUE RECEIVED, PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, a New Mexico corporation (the “Borrower”), hereby promises to pay to the order of the Lender referenced above (the “Lender”), at the Administrative Agent’s Office set forth in that certain Credit Agreement dated as of November 26, 2018 (as amended, modified, extended or restated from time to time, the “Credit Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and KeyBank National Association, as Administrative Agent (in such capacity, the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each Loan made by the Lender to the Borrower, at such office, in like money and funds, for the period commencing on the date of each such Loan until each such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement and evidences Loans made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement and the terms and conditions of the Credit Agreement are expressly incorporated herein and made a part hereof.

The Credit Agreement provides for the acceleration of the maturity of the Loans evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Loans upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.

The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Loans to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.

Except as permitted by Section 11.3(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

Ex. 2.1(e)-1

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.

PNMR DEVELOPMENT AND MANAGEMENT
CORPORATION, a New Mexico corporation

By:
Name:
Title:

Ex. 2.1(e)-2

EXHIBIT 2.2

FORM OF

NOTICE OF CONTINUATION/CONVERSION

TO:	KeyBank National Association, as Administrative Agent

RE:

Term Loan Credit Agreement dated as of November 26, 2018, among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, (the “Borrower”), the Lenders named therein and KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:

1.

This Notice of Continuation/Conversion is made pursuant to the terms of the Credit Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Credit Agreement.

2.

Please be advised that the Borrower is requesting that a portion of the current outstanding Loans advanced to it in the amount of $                     , currently accruing interest at                     , be extended or converted as of             , 20         at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the extension or conversion of all or part of the existing Loans referenced above shall be:

a.	the Base Rate

a.	the Adjusted Eurodollar Rate for an Interest Period of:

one month
two months
three months
six months

As of the date hereof, no Default or Event of Default has occurred and is continuing.

PNMR DEVELOPMENT AND MANAGEMENT
CORPORATION, a New Mexico corporation

By:
Name:
Title:

Ex. 2.2

EXHIBIT 3.13

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of November 26, 2018, among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, (the “Borrower”), the Lenders named therein and KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 3.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or W-8BEN-E (as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date:	, 20[ ]

Ex. 3.13

EXHIBIT 7. l(c)

FORM OF

COMPLIANCE CERTIFICATE

TO:	KeyBank National Association, as Administrative Agent

RE:

Term Loan Credit Agreement dated as of November 26, 2018, among PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, (the “Borrower”), the Lenders named therein and KeyBank National Association, as administrative agent (in such capacity, the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”)

DATE:

Pursuant to the terms of the Credit Agreement, I,                     , a Financial Officer of PNM Resources, Inc. (the “Parent Guarantor”), hereby certify on behalf of the Parent Guarantor that, as of the quarter ending                     , 20__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Credit Agreement):

a. Attached hereto as Schedule 1 are calculations (calculated as of the date of the financial statements referred to in paragraph c. below) demonstrating compliance by the Parent Guarantor with the financial covenant contained in Section 7.2 of the Credit Agreement.

b. No Default or Event of Default exists under the Credit Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Parent Guarantor with respect thereto.

c. The quarterly/annual financial statements for the fiscal quarter/year ended                      , 20     which accompany this certificate fairly present in all material respects the financial condition of the Parent Guarantor and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.

PNM RESOURCES, INC., a New Mexico corporation

By:
Name:
Title:

Ex. 7.1(c)-1

SCHEDULE 1

TO EXHIBIT 7.1(c)

FINANCIAL COVENANT CALCULATIONS*

A.	Debt Capitalization

1.	Consolidated Indebtedness of the Parent Guarantor (in thousands) $

2.	Consolidated Capitalization of the Parent Guarantor (in thousands) $

3.	Debt to Capitalization Ratio (Line A1 ÷ A2) to 1.0

Maximum Permitted                                                                                                                      0.70 to 1.0

*

In accordance with Section 1.3(c) of the Credit Agreement, the above calculations [include][do not include]—the debt [$             ] and equity [$             ] of the following third party variable interest entity or entities (VIEs):

Ex. 7.1(c)-2

EXHIBIT 11.3(b)

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between                                      (the “Assignor”) and                                      (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
and is an Affiliate/Approved Fund of

3.	Borrower:	PNMR Development and Management Corporation

4.	Administrative Agent:	KeyBank National Association as the Administrative Agent under the Credit Agreement

Ex. 11.3(b)-1

5.	Credit Agreement:	Credit Agreement dated as of November 26, 2018 among the Borrower, the Lenders party thereto and the Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

7.	After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitment, Pro Rata Shares and outstanding Loans:

Commitment	Pro Rata Share	Outstanding Loans
Assignor
Assignee

8.	Trade Date:

Effective Date:         , 20

Ex. 11.3(b)-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted if applicable:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Consented to if applicable:

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION

By:
Name:
Title:

Ex. 11.3(b)-3

SCHEDULE 1

TO EXHIBIT 11.3(b)

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any Agreement or statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Ex. 11.3(b)-5

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. 11.3(b)-6